Exhibit 10.1

July 27, 2015

Mr. Roger Ross

23 Brockhurst Lane

Shirley, Solihull, B90 1RG

United Kingdom

Dear Roger,

It is my pleasure to confirm our offer to you for the position of Segment President at Esterline Corporation. I would like you to begin work with us on August 24, 2015.

Your compensation and terms of employment will be comprised of several components, as follows:

Base Salary – Your annual base salary will be $375,000 effective on your first day of work.

Annual Incentive Compensation – You will be appointed to Esterline’s Annual Incentive Compensation Plan for fiscal year 2016 (“AIC Plan”) which will commence on October 3, 2015. Your annualized target award will be 55% of your base salary, consistent with competitive market benchmarks. The actual award will vary, of course, depending on the Company’s 2016 financial performance. Your participation in the AIC Plan is subject to its usual terms including a requirement that you continue employment through the date on which AIC Plan payments are made. The AIC Plan is re-evaluated each year, such that the performance goals, formula, total funding, and your target award could vary from year to year. Plan details will be provided to you at the time of your appointment.

Long-Term Incentive Compensation – You will be recommended to the Board of Directors for appointment to Esterline’s Long-Term Incentive Program with a total target value of $450,000 (1.20 times your starting annual base salary). This target amount will be further allocated into three LTIP components: performance shares, stock options, and RSU grants. Plan details will also be provided to you at the time of your appointment.

As we discussed, you will be provided the opportunity to participate on a pro-rata basis in the open LTIP cycles for 2015 and 2016. You will participate at a one-third portion for 2015 and two-thirds for 2016. Please note the awards for 2015 and 2016 are paid in cash. Beginning in 2017, the awards will be made in stock.

Note that as an officer of the company you will be subject to our share ownership policy that in early 2016 will require officers to hold shares of stock equal to 3x base salary. There is an expectation that the level of ownership will occur through equity awards made to officers under

Mr. Roger Ross

July 27, 2015

our executive compensation programs. There are no specific expectations or requirements regarding the time period within which an executive must satisfy his or her ownership requirement.

Special, New Hire Equity Grants – You will receive two special equity grants following your first day of work. One is a stock option grant of 10,500 shares priced at the closing price on your first day as reported in the Wall Street Journal on the following day. The other is a grant of 4,200 Restricted Stock Units.

Relocation – You will be eligible for Esterline’s relocation benefits that are administered by an outside vendor, Cartus Corporation. When you are ready, and before you take any steps to make your moving arrangements, please contact Robin King (robin.king@esterline.com), HR Business Partner for the Corporate office, who can introduce you to Cartus and help you get all the detailed information you will need.

Car Allowance – You are also eligible for a car allowance under Esterline’s Vehicle Allowance Policy. This allowance is intended to cover usual purchase, operating, maintenance, and insurance costs in your new residential zip code. This allowance will be approximately $800 per month before taxes.

Retirement and Other Fringe Benefits – You will be eligible to participate in the Esterline Voluntary Savings Plan [(401(k)] and in the Esterline Retirement Plan [pension]. In the 401(k) plan, Esterline matches 50% of the first 6% of employee contributions, subject to certain IRS limits. The pension plan is a cash balance formula with age-based annual credits + annual interest. Annual credits increase with age from 2% for employees under age 30 to 6% for employees age 60+.

You will earn paid vacation at the rate of four (4) weeks per year. Health, retirement, and other fringe benefits will be available to you in accordance with Esterline Bellevue office’s usual benefit program, which changes from time to time.

Because our health benefits plan requires an initial waiting period, we will reimburse you for any COBRA costs you might incur before you become eligible for Esterline health care benefits. Please provide us a copy of your COBRA payment to verify this expense.

Requirements and Administrative Matters – This offer is contingent upon the following:

•	Satisfactory completion of a pre-employment physical examination and drug screen

•	Passing a background check

This physical examination is an annual requirement for all corporate executives. Please schedule an appointment at your earliest convenience to complete the pre-employment physical as well as the drug screen and have your doctor return the signed form back to:

Mr. Roger Ross

July 27, 2015

VP and Chief HR Officer

Esterline Technologies Corporation

500 108th Ave NE

Suite 1500

Bellevue, WA 98004

USA

With respect to the background check, you will receive an email from our vendor, HireRight, within one to two business days of offer acceptance asking for some information and requiring an electronic signature.

These final conditions must be completed before you can begin work. In addition, please read, sign, and return the following to Robin:

•	A signed copy of this letter

•	Confidential Information & Inventions Assignment Agreement

•	Summary of Outside Business Interests

General Policies – Except as specifically provided in this letter, all other aspects of your employment will be the same as those that apply to other corporate staff. We are all employed-at-will, and the officers serve at the pleasure of the Board for one-year terms subject to company by-laws.

Roger, we look forward to your success as Segment President at Esterline Corporation, and to your contributions to the corporation, overall, in this key position.

To accept this offer, please print this letter, sign, and return to me. Please also read, complete, and return the other forms enclosed here.

If you have any questions at all, please contact me. I look forward to working with you.

Congratulations and best regards,

/s/ CURTIS REUSSER

Curtis Reusser

Chairman, President & CEO

I accept this offer as outlined above.

/s/ ROGER ROSS	July 30, 2015
Signature	Date

Mr. Roger Ross

July 27, 2015

Attachments:

•	Confidential Information & Inventions Assignment Agreement

•	Summary of Outside Business Interests

•	Benefits Summary

•	Executive Physical Examination Form